Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO HIRES GORDIAN
FOR STRATEGIC REVIEW

CRANFORD, NJ, February 23, 2015 – Metalico, Inc. (NYSE MKT: MEA) has retained Gordian Group, LLC, a leading independent investment banking firm, to assist the Company with an overall review of its business strategies going forward.

Gordian will conduct a thorough evaluation of the Company and advise its Board of Directors as the Board considers alternatives for Metalico’s future, including continued independence as a public corporation, combinations or joint ventures with suitable partners or investors, sales of assets, and a sale of the Company, including an analysis of an unsolicited non-binding offer made by a stockholder Monday afternoon and other unsolicited bids previously delivered to Metalico or to come in the future. The firm was chosen from among a number of qualified investment banks following a detailed selection process conducted by the Board over several weeks.

Earlier this month the Company adopted a Stockholder Rights Plan to assure that all of the Company’s stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against tactics to gain control of the Company without paying all stockholders a premium for that control. The Rights Plan and the overall review are intended to enhance the interests of the Company’s shareholders.

About Metalico
Metalico, Inc. is a holding company with operations in one principal business segment: ferrous and non-ferrous scrap metal recycling. The Company operates recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, and Mississippi. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Forward-looking Statements
This news release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may contain statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact: Metalico, Inc.

Carlos E. Agüero
Michael J. Drury
info@metalico.com
186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
Fax: (908) 497-1097
www.metalico.com

# # #